Exhibit 5.1
K&L Gates LLP
1 Park Plaza
Twelfth Floor
Irvine, CA 92614
T +1 949 253 0900 F +1 949 253 0902 klgates.com
November 17, 2023
BioLife Solutions, Inc.
3303 Monte Villa Parkway, Suite 310
Bothell, Washington, 98021
Ladies and Gentlemen:
We have acted as counsel to BioLife Solutions, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on November 17, 2023, relating to the resale from time to time by the selling stockholder identified in the Registration Statement of an aggregate of 927,165 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) issued to the selling stockholder as provided in the Securities Purchase Agreement, dated as of October 19, 2023, between the Company and the selling stockholder (the “Agreement”). This opinion letter is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K.
You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering the opinions expressed below, we have examined (i) the Registration Statement; (ii) the Amended and Restated Certificate of Incorporation of the Company, as amended to date; (iii) the Amended and Restated Bylaws of the Company; (iv) the Agreement; and (v) the records of corporate actions of the Company relating to the Agreement, the Registration Statement and matters in connection therewith. We have also made such investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Company. In rendering our opinions, we have also made assumptions that are customary in opinion letters of this kind. We have not verified any of these assumptions.
Our opinions set forth below are limited to the Delaware General Corporation Law. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.
Based upon and subject to the foregoing and in reliance thereon, is it our opinion that the Shares have been validly issued and are fully paid and non-assessable.
We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur after the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP